Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2016 Operating Results

NEW YORK, NY, November 2, 2016 - Urban Edge Properties (NYSE:UE) (the "Company") announced today its financial results for the three and nine months ended September 30, 2016.

Highlights include:

•	Generated net income of $0.19 per diluted share for the quarter and $0.72 per diluted share for the nine months ended September 30, 2016.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $0.33 per share for the quarter and $0.96 per share for the nine months ended September 30, 2016.

•
Generated FFO as Adjusted of $0.32 per share for the quarter and $0.94 per share for the nine months ended September 30, 2016, an increase of 7% as compared to the third quarter of 2015 and 4% as compared to the nine months ended September 30, 2015. FFO as Adjusted excludes tenant bankruptcy settlement income and transaction costs.

•
Increased same-property cash Net Operating Income (“NOI”) by 4.1% as compared to the third quarter of 2015 and 3.6% as compared to the nine months ended September 30, 2015 primarily due to new rent commencements and higher recoveries resulting from higher occupancy.

•
Increased same-property cash NOI including properties in redevelopment by 3.9% as compared to the third quarter of 2015 and 2.8% as compared to the nine months ended September 30, 2015. The expected vacancy of former anchor tenants at Walnut Creek and Bruckner negatively impacted this result by approximately 90 basis points. Anthropologie opened at Walnut Creek on September 16, 2016 and ShopRite is expected to open at Bruckner in the first quarter of 2018.

•	Rent commencements during the third quarter included LA Fitness at Kearny, Anthropologie at Walnut Creek and Burlington Coat Factory at Garfield.

•	Increased consolidated retail portfolio occupancy by 50 basis points to 96.6% as compared to September 30, 2015 and by 40 basis points as compared to June 30, 2016.

•	Increased same-property retail portfolio occupancy by 50 basis points to 97.4% as compared to September 30, 2015 and by 10 basis points as compared to June 30, 2016.

•
New leases, renewals and options totaling 284,000 square feet ("sf") were executed during the quarter. Same-space leases totaled 184,000 sf at an average rental rate of $25.59 per sf on a GAAP basis and $24.32 per sf on a cash basis generating average rent spreads of 21.2% on a GAAP basis and 11.0% on a cash basis.

•
Executed contracts to acquire two properties for $76.0 million. Both acquisitions are located in the NY metropolitan region and are adjacent to shopping centers already owned by the Company. These off-market acquisitions are expected to generate a 7.5% unleveraged return on invested capital based on the first year of net operating income.

Refer to "Non-GAAP Financial Measures" and "Operational Metrics" for definitions and further discussions of the measures and metrics highlighted above.

Development, Redevelopment and Anchor Repositioning:
The Company is investing approximately $132 million in development, redevelopment and anchor repositioning projects expected to generate a 13% return on invested capital upon completion based on the expected incremental cash NOI relative to the total investment. These projects include:

•	Walnut Creek, CA (South Main Street) was completed in September 2016 with the opening of a 31,000 sf Anthropologie in a former Barnes & Noble building.

•	Walnut Creek (Mt Diablo) is scheduled for completion in early 2017 with the opening of a 7,000 sf Z Gallerie in the building formerly occupied by Anthropologie.

•
The Outlets at Montehiedra in San Juan, Puerto Rico celebrated its grand reopening on October 7, 2016. Initial new tenants include Polo, Gap, Nike, Puma, Skechers, Maidenform (under construction), and Guess (under construction). Additionally, Caribbean Theatres completed a $6.0 million renovation of its 13 screen cinema including the addition of the first IMAX and 4DX offerings in the Caribbean. The project is scheduled to be fully completed by March 2018.

•
Garfield Commons in Garfield, NJ is on schedule for completion in September 2017. Burlington Coat Factory opened in September 2016, PetSmart opened in October 2016 and 17,000 sf of shop space is under construction.

•	West End Commons in North Plainfield, NJ is scheduled for completion in September 2017. New retailers include Petco, La-Z-Boy (open), AAA, Aroogas and Texas Roadhouse (open).

•	Goucher Commons in Towson, MD is scheduled for completion in September 2017 with the addition of Ulta, Tuesday Morning and two other national retailers.

•	Hackensack Commons in Hackensack, NJ is on schedule for completion in December 2017 with the addition of a 60,000 sf 99 Ranch Market.

•
Bruckner Commons in the Bronx, NY is scheduled for completion in January 2018. The renovation and anchor repositioning includes the first ShopRite supermarket in the Bronx, a 50,000 sf discount retailer and new food and service offerings.

Bergen Town Center in Paramus, NJ is undergoing a phased renovation and expansion to be completed over the next several years. The phases include expanding the existing mall by approximately 40,000 sf and developing 60,000-75,000 sf of new retail space on entitled land across the street from the mall. The project will add leading discount and outlet retailers, entertainment venues and enhanced food and dining options. Access, parking, circulation and signage will also be improved. The total investment is now projected to be $70.0-$80.0 million as compared to the previous estimate of approximately $140 million. The reduction reflects the elimination of a proposed, new second level over the existing mall.

During the third quarter, the Company added two new projects to its development and redevelopment pipeline with aggregate expected costs of $5.0-$7.0 million.  The pipeline now comprises 16 projects with total expected costs of $115.0-$140.0 million on which the Company expects to generate an 8% return on invested capital.

Balance Sheet Highlights:
At September 30, 2016:

•
Total market capitalization (including debt and equity) was approximately $4.2 billion comprising 106.0 million common shares outstanding (on a fully diluted basis) valued at $3.0 billion and $1.2 billion of debt. The calculation of fully diluted common shares outstanding is provided in the tables accompanying this press release

•	The ratio of net debt (net of cash) to total market capitalization was 25.3%

•
Net debt to annualized Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") was 5.6x. A reconciliation of net income to EBITDA and Adjusted EBITDA are provided in the tables accompanying this press release

•	The Company had approximately $149.7 million of cash and cash equivalents and no amounts drawn on its $500.0 million revolving credit facility

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures could change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including transaction costs associated with acquisition and disposition activity and non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and nine months ended September 30, 2016 and 2015. Information on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when a property is considered to be a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan and is expected to have a significant impact on property operating income based on the retenanting that is occurring. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally the earlier of one year after construction is substantially complete or when the GLA related to the redevelopment is 90% leased. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. The Company calculates same-property cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
EBITDA and Adjusted EBITDA: EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because it approximates a key performance measure in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA as opposed to income before income taxes in various ratios, provides a meaningful performance measure as it relates to the Company's ability to meet various coverage tests for the stated periods.The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA, which is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operational Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 77 properties for the three and nine months ended September 30, 2016 and 2015. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 83 properties totaling 14.8 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2015.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS
Real estate, at cost:
Land	$381,550	$389,080
Buildings and improvements	1,623,465	1,630,539
Construction in progress	105,936	61,147
Furniture, fixtures and equipment	4,123	3,876
Total	2,115,074	2,084,642
Accumulated depreciation and amortization	(531,623)	(509,112)
Real estate, net	1,583,451	1,575,530
Cash and cash equivalents	149,698	168,983
Cash held in escrow and restricted cash	7,653	9,042
Tenant and other receivables, net of allowance for doubtful accounts of $2,324 and $1,926, respectively	10,380	10,364
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $336 and $148, respectively	87,884	88,778
Identified intangible assets, net of accumulated amortization of $21,734 and $22,090, respectively	31,502	33,953
Deferred leasing costs, net of accumulated amortization of $13,707 and $12,987, respectively	18,844	18,455
Deferred financing costs, net of accumulated amortization of $484 and $709, respectively	2,177	2,838
Prepaid expenses and other assets	14,937	10,988
Total assets	$1,906,526	$1,918,931

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,201,466	$1,233,983
Identified intangible liabilities, net of accumulated amortization of $70,639 and $65,220, respectively	148,881	154,855
Accounts payable and accrued expenses	47,558	45,331
Other liabilities	14,842	13,308
Total liabilities	1,412,747	1,447,477
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,608,920 and 99,290,952 shares issued and outstanding, respectively	996	993
Additional paid-in capital	483,402	475,369
Accumulated deficit	(26,203)	(38,442)
Noncontrolling interests:
Redeemable noncontrolling interests	35,228	33,177
Noncontrolling interest in consolidated subsidiaries	356	357
Total equity	493,779	471,454
Total liabilities and equity	$1,906,526	$1,918,931

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUE
Property rentals	$59,138	$58,111	$176,750	$173,077
Tenant expense reimbursements	19,888	19,188	62,274	63,942
Management and development fees	375	551	1,356	1,779
Other income	572	1,975	2,118	3,525
Total revenue	79,973	79,825	242,498	242,323
EXPENSES
Depreciation and amortization	14,435	13,603	41,908	41,568
Real estate taxes	12,729	12,227	38,701	37,568
Property operating	9,897	10,494	32,596	38,002
General and administrative	6,618	6,385	20,873	25,503
Ground rent	2,508	2,527	7,529	7,606
Transaction costs	223	151	307	22,437
Provision for doubtful accounts	149	427	994	1,139
Total expenses	46,559	45,814	142,908	173,823
Operating income	33,414	34,011	99,590	68,500
Gain on sale of real estate	—	—	15,618	—
Interest income	176	39	520	101
Interest and debt expense	(12,766)	(13,611)	(39,015)	(42,021)
Income before income taxes	20,824	20,439	76,713	26,580
Income tax expense	(319)	(394)	(349)	(1,399)
Net income	20,505	20,045	76,364	25,181
Less (net income) loss attributable to noncontrolling interests in:
Operating partnership	(1,239)	(1,179)	(4,594)	(1,605)
Consolidated subsidiaries	(1)	(6)	1	(17)
Net income attributable to common shareholders	$19,265	$18,860	$71,771	$23,559

Earnings per common share - Basic:	$0.19	$0.19	$0.72	$0.24
Earnings per common share - Diluted:	$0.19	$0.19	$0.72	$0.24
Weighted average shares outstanding - Basic	99,304	99,252	99,281	99,250
Weighted average shares outstanding - Diluted	99,870	99,286	99,711	99,272

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2016. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
	(in thousands)	(per share)(2)	(in thousands)	(per share)(2)
Net income	$20,505	$0.19	$76,364	$0.72
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(1,239)	(0.01)	(4,594)	(0.04)
Consolidated subsidiaries	(1)	—	1	—
Net income attributable to common shareholders	19,265	0.18	71,771	0.68
Adjustments:
Gain on sale of real estate	—	—	(15,618)	(0.15)
Rental property depreciation and amortization	14,269	0.14	41,419	0.39
Limited partnership interests in operating partnership	1,239	0.01	4,594	0.04
FFO Applicable to diluted common shareholders(1)	34,773	0.33	102,166	0.96

Tenant bankruptcy settlement income	(545)	(0.01)	(2,035)	(0.02)
Benefit related to income taxes	—	—	(625)	(0.01)
Transaction costs	223	—	307	—
FFO as Adjusted applicable to diluted common shareholders(1)	$34,451	$0.32	$99,813	$0.94

Weighted average diluted common shares - FFO(1)	106,266		106,009
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.
(2) Individual items may not add up due to total rounding.

FFO and FFO as Adjusted are non-GAAP financial measures. The Company believes FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The Company believes FFO as Adjusted provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

(in thousands)	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Weighted average diluted shares used to calculate EPS	99,870	99,711
Assumed conversion of OP and LTIP Units to common stock(1)	6,396	6,298
Weighted average diluted common shares used to calculate FFO per share	106,266	106,009
(1) OP and vested LTIP Units are excluded from the calculation of earnings per diluted share for the three and nine months ended September 30, 2016 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and nine months ended September 30, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2016	2015	2016	2015
Net income	$20,505	$20,045	$76,364	$25,181
Add: Income tax expense	319	394	349	1,399
Income before income taxes	20,824	20,439	76,713	26,580
Gain on sale of real estate	—	—	(15,618)	—
Interest income	(176)	(39)	(520)	(101)
Interest and debt expense	12,766	13,611	39,015	42,021
Operating income	33,414	34,011	99,590	68,500
Depreciation and amortization	14,435	13,603	41,908	41,568
General and administrative expense	6,618	6,385	20,873	25,503
Transaction costs	223	151	307	22,437
NOI	54,690	54,150	162,678	158,008
Less: non-cash revenue and expenses	(1,823)	(1,625)	(5,088)	(4,726)
Cash NOI(1)	52,867	52,525	157,590	153,282
Adjustments:
Cash NOI related to properties being redeveloped(1)	(4,425)	(4,331)	(12,634)	(13,269)
Tenant bankruptcy settlement income	(545)	(1,774)	(2,035)	(3,034)
Management and development fee income from non-owned properties	(375)	(551)	(1,356)	(1,779)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(392)	(435)	(1,814)	(1,365)
Environmental remediation costs	—	—	—	1,379
Other(2)	45	(112)	129	(159)
Subtotal adjustments	(5,692)	(7,203)	(17,710)	(18,227)
Same-property cash NOI	$47,175	$45,322	$139,880	$135,055
Adjustments:
Cash NOI related to properties being redeveloped	4,425	4,331	12,634	13,269
Same-property cash NOI including properties in redevelopment	$51,600	$49,653	$152,514	$148,324
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.

Cash NOI and same-property cash NOI are non-GAAP financial measures. The Company believes that same-property cash NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Three Months Ended September 30,			Nine Months Ended September 30,
(Amounts in thousands)	2016		2015	2016	2015
Net income	$20,505		$20,045	$76,364	$25,181
Depreciation and amortization	14,435	13,603,000	13,603	41,908	41,568
Interest and debt expense	12,766		13,611	39,015	42,021
Income tax expense	319		394	349	1,399
EBITDA	48,025		47,653	157,636	110,169
Adjustments for Adjusted EBITDA:
Tenant bankruptcy settlement income	(545)		(1,774)	(2,035)	(3,034)
Transaction costs	223		151	307	22,437
Gain on sale of real estate	—		—	(15,618)	—
Equity awards issued in connection with the spin-off	—		—	—	7,143
Environmental remediation costs	—		—	—	1,379
Adjusted EBITDA	$47,703		$46,030	$140,290	$138,094

EBITDA and Adjusted EBITDA are non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” above.

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

September 30, 2016
Common shares outstanding	99,478,821
Diluted common shares:
OP and LTIP units	6,150,224
Unvested restricted common shares and OPP units	375,587
Fully diluted common shares	106,004,632